CERTIFICATE OF MERGER

                              OF

                     SSGI ACQUISITION CORP.
                    (a Delaware corporation)

                          WITH AN INTO

                     SECURED SERVICES, INC.
                    (a Delaware corporation)


It is hereby certified that:

     1. The constituent business corporations participating in the merger herein certified are:

     (i) SSGI ACQUISITION CORP., which is incorporated under the laws of the State of Delaware; and

      (ii) SecureD Services, Inc., which is incorporated under the laws of the State of Delaware.

     2. An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the Delaware General Corporation Law.

     3. The name of the surviving corporation in the merger herein certified SecureD Services, Inc., which will continue its existence as said surviving corporation under the name "SSI Operating Corp.", upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law.

     4. The Certificate of Incorporation of SecureD Services, Inc. is to be amended and changed by reason of the merger herein certified by striking out article FIRST thereof, relating to the name of said surviving corporation, and by substituting in lieu thereof the following article:

     "FIRST: The name of the corporation (hereinafter called the "corporation") is SSI Operating Corp."

and said Certificate of Incorporation as so amended and changed shall continue to be the Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with the provisions of the Delaware General Corporation Law.

     5. An executed copy of the Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

     c/o Morse, Zelnick, Rose & Lander, LLP
     405 Park Avenue, Suite 1401
     New York, New York 10022

     6. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

Executed on this 11th day of July, 2003

                              SecureD Services, Inc.,

                              By: /s/ King T. Moore
                                 King T. Moore
                                 President and CEO